EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in Registration Statement Nos. 33-60551, 333-44711, 333-50051, 333-82069, 333-97569 and 333-108500 of Triarc Companies, Inc. on Form S-8 and Registration Statement Nos. 333-110929 and 333-127818 of Triarc Companies, Inc. on Form S-3 of our reports dated February 16, 2006, relating to the consolidated financial statements of Encore Capital Group, Inc. and the effectiveness of Encore Capital Group, Inc.'s internal control over financial reporting appearing in Encore Capital Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, included in Exhibit 99.1 to this Annual Report on Form 10-K.

/s/ BDO SEIDMAN, LLP

Costa Mesa, California
March 31, 2006